Exhibit 3(ii)b

Amendments to the Florida Power & Light Company Bylaws

October 17, 2008

The bylaws are amended by:

(i) changing the title of Article VI to "Indemnification/Advancement of Expenses";

(ii) changing the reference to the Florida General Corporation Act in the first sentence of Article VI, Section 1 to a reference to the Florida Business Corporation Act;

(iii) deleting the portion of the definition of "Indemnified Person" in Article VI, Section 1(ii) before clause (A) thereof and substituting the following therefor:

"an "Indemnified Person" is a person who is, or who was (whether at the time the facts or circumstances underlying the Proceeding occurred or were alleged to have occurred or at any other time),"

(iv) deleting the first paragraph of Article VI, Section 2 in its entirety and substituting the following therefor:

"Expenses, including attorneys' fees, incurred by an Indemnified Person in defending or otherwise being involved in a Proceeding in connection with his or her status as an Indemnified Person shall be paid by the Company in advance of the final disposition of such Proceeding, including any appeal therefrom, (i) in the case of (A) a director or officer, or former director or officer, of the Company or (B) a director, officer or other employee, or former director, officer or other employee, of the Company serving as a trustee or fiduciary of any employee benefit plan of the Company, upon receipt of an undertaking ("Undertaking") by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company; or (ii) in the case of any other Indemnified Person, upon such terms and as the board of directors, the chairman of the board or the president of the Company deems appropriate."

(v) adding the words "such expenses" after the word "repay" in the third paragraph of Article VI, Section 2;

(vi) deleting Article VI, Section 3 in its entirety and substituting the following therefor:

"Section 3. Protection of Rights. If a claim for indemnification under Section 1 of this Article VI is not promptly paid in full by the Company after a written claim has been received by the Company or if expenses pursuant to Section 2 of this Article VI have not been promptly advanced after a written request for such advancement accompanied by an Undertaking has been received by the Company (in each case, except if authorization thereof was denied by the board of directors of the Company as provided in Article VI, Section 1 and Section 2, as applicable), the Indemnified Person may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, such Indemnified Person shall also be entitled to be paid the reasonable expense thereof. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required Undertaking has been tendered to the Company) that indemnification of the Indemnified Person is prohibited by law, but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its board of directors, independent legal counsel, or its shareholders) to have made a determination, if required, prior to the commencement of such action that indemnification of the Indemnified Person is proper in the circumstances, nor an actual determination by the Company (including its board of directors, independent legal counsel, or its shareholders) that indemnification of the Indemnified Person is prohibited, shall be a defense to the action or create a presumption that indemnification of the Indemnified Person is prohibited. "

(vii) deleting Article VI, Section 4(iv) in its entirety and substituting the following therefor:

"(iv) Contractual Nature. The provisions of this Article VI shall continue in effect as to a person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the heirs, executors and administrators of such person. This Article VI shall be deemed to be a contract between the Company and each person who, at any time that this Article VI is in effect, serves or served in any capacity which entitles him or her to indemnification hereunder and any repeal or other modification of this Article VI or any repeal or modification of the Act, or any other applicable law shall not limit any rights of indemnification with respect to Proceedings in connection with which he or she is an Indemnified Person, or advancement of expenses in connection with such Proceedings, then existing or arising out of events, acts or omissions occurring prior to such repeal or modification, including without limitation, the right to indemnification for Proceedings, and advancement of expenses with respect to such Proceedings, commenced after such repeal or modification to enforce this Article VI with regard to Proceedings arising out of acts, omissions or events arising prior to such repeal or modification."

(viii) deleting Article VI, Section 4(v) in its entirety and substituting the following therefor:

"(v) Savings Clause. If this Article VI or any portion hereof shall be invalidated or held to be unenforceable on any ground by any court of competent jurisdiction, the decision of which shall not have been reversed on appeal, the Company shall nevertheless (A) indemnify each Indemnified Person as to costs, charges and expenses (including attorneys' fees), judgments, fines and amounts paid in settlement and (B) advance expenses in accordance with Section 2 of this Article VI, in each case with respect to any Proceeding in connection with which he or she is an Indemnified Person, including an action by or in the right of the Company, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated or held to be unenforceable and as permitted by applicable law."